                            G-III APPAREL GROUP, LTD.

                                      Contacts: G-III Apparel Group, Ltd.
                                                Investor Relations
                                                James Palczynski
                                                Integrated Corporate Relations
                                                (203) 682-8229

                                                G-III Apparel Group, Ltd.
                                                Wayne S. Miller,
                                                Chief Operating Officer
                                                (212) 403-0500

             G-III APPAREL GROUP ANNOUNCES THREE FOR TWO STOCK SPLIT

New York, NY- March 6, 2006 - G-III Apparel Group, Ltd. (GIII:NASDAQ) today announced that on March 2, 2006, its Board of Directors approved a three-for-two stock split of the Company's common stock, $.01 par value, which will be paid as a stock dividend. Shareholders of record as of the close of business on March
16, 2006 will receive one additional share of common stock for every two shares of common stock they own on the record date. The new shares will be issued on
March 27, 2006 by the Company's transfer agent, Wells Fargo Bank, National
Association, 161 N. Concord Exchange, South Saint Paul, MN 55075. Fractional
shares resulting from the stock split will be paid in cash in lieu of shares.
The date on which the split shares will be reflected in Nasdaq trading prices is
March 28, 2006. Prior to the stock split, the Company has outstanding approximately 8,247,464 shares of its common stock. After the stock split, the
Company will have outstanding approximately 12,371,196 shares of its common stock.

ABOUT G-III APPAREL GROUP, LTD.

      G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, our own labels and private labels. The Company has fashion licenses, among others, with Calvin Klein, Sean
John, Kenneth Cole, Nine West, Cole Haan, Guess?, Jones Apparel, Cece Cord,
Izod, Ellen Tracy, Tommy Hilfiger, Donald Trump, and sports licenses with the
National Football League, National Basketball Association, Major League
Baseball, National Hockey League, Louisville Slugger, NASCAR, World Poker Tour
and more than 60 universities nationwide. Company-owned labels include, among others, Marvin Richards, Black Rivet, Winlit, LNR, La Nouvelle Renaissance,
Colebrook and Siena Studio.

G-III APPAREL GROUP, LTD - SAFE HARBOR STATEMENT

            Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items;
product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The
Company assumes no obligation to update the information in this release